Exhibit 4(c)(v)

RULES OF THE INTERCONTINENTAL HOTELS GROUP

LONG TERM INCENTIVE PLAN

(as amended on 6 December 2007, 9 February 2012 and 26 September 2012)

Shareholders’ Approval:	15 June 2005

Directors’ Adoption:	15 June 2005

Expiry	15 June 2015

INTERCONTINENTAL HOTELS GROUP LONG TERM INCENTIVE PLAN

RULES

1	Meaning of Words Used

1.1	“Annual Salary” means basic annual salary excluding all payments additional to basic salary (for example mortgage support allowance, expatriate allowance etc.);

“Award” means a Conditional Award, an Option or a conditional award of cash under Rule 3.

“Award Date” means the date the Committee makes the determination under Rule 3.2.

“Change in Ownership under Section 409A” means a “change in ownership” within the meaning of US Treasury Regulation Section 1.409A-3(i)(5)(v). In general, a change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined for purposes of Section 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

“Committee” means the Board of Directors of the Company or a duly authorised committee.

“Company” means InterContinental Hotels Group PLC (with registered number 5134420). “Conditional Award” means a conditional award of Shares.

“Employee” means, except for the purposes of Rule 12, any employee or executive director or former employee or former executive director of any Group Company.

“Group Company” means:

(i)	the Company;

(ii)	a Subsidiary; or

(iii)	any other company which is associated with the Company and is so designated by the Committee.

“Lapse Date” is defined in Rule 10.4.

“Option” means a right to acquire Shares at the Option Price.

“Option Plan” means the InterContinental Hotels Group Executive Share Option Plan as amended from time to time.

“Option Price” means the amount payable for the Shares comprised in an Option, which will be £1, irrespective of the number of Shares acquired, unless the Committee decides otherwise.

“Participant” means an Employee to whom the Committee has made an Award, and includes his personal representatives where appropriate.

“Performance Condition” means the condition specified in relation to an Award.

“Performance Period” means the period specified for which the Performance Condition is to be satisfied.

“Plan” means the InterContinental Hotels Group Long Term Incentive Plan constituted by this document as amended from time to time.

“Reconstruction or Takeover” means any takeover, merger or internal reconstruction, however effected, including a reverse takeover, partial offer, reorganisation or scheme of arrangement sanctioned by the court.

“Rules” means these rules as amended from time to time.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

“SIPs” means the InterContinental Hotels Group Share Incentive Plan and the Britvic Share Incentive Plan as amended from time to time.

“Shares” means ordinary shares in the Company, and includes any shares representing them following a Reconstruction or Takeover.

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985.

“Vested Shares” means in relation to a Conditional Award, the number of Shares to be transferred to a Participant, and in relation to an Option, the number of Shares which may be acquired by a Participant on the exercise of the Option, as determined under Rule 8.1; and “Vest” shall be construed accordingly.

“Vesting Date” is defined in Rule 3.4.

1.2	References in the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and include any regulations made under them; and, unless the context otherwise requires, words in the singular include the plural (and vice versa) and words imputing either gender include both genders.

1.3	Headings may be ignored in construing the Rules.

2	Operation of the Plan

The Plan shall be operated and administered by the Company in accordance with the directions of the Committee.

3	Awards

3.1	The Committee may select any one or more Employees for participation in the Plan and grant Awards to them at any time before 15 June 2015.

3.2	When the Committee grants an Award it shall determine the terms of the Award in its absolute discretion, including:

3.2.1	whether the Award is an Option, a Conditional Award or cash;

3.2.2	the Performance Period;

3.2.3	the Performance Condition;

3.2.4	the maximum number of Shares subject to the Award;

3.2.5	the Vesting Date;

3.2.6	if the Award is an Option, the Option Price, which, for a Participant who is subject to taxation under the federal income tax rules of the United States of America, shall not be less than the fair market value of the underlying Shares on the date of grant and which may not be reduced during the term of the Option except to the extent permitted under Section 409A.

3.3	The Company shall send an award certificate to the Participant specifying the terms of the Award determined under Rule 3.2.

3.4	Subject to Rules 3.5 and 3.6, “Vesting Date” means the business day after the announcement of the Company’s results for the last financial year of the Performance Period; provided, for clarification regarding Awards granted to Participants who are subject to taxation under the federal income tax rules of the United States of America, the Vesting Date shall occur between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.

3.5	The Company may decide in exceptional circumstances that the Vesting Date will be a date within seven days of the announcement of the Company’s results for the last financial year of the Performance Period; provided, for clarification regarding Awards granted to Participants who are subject to taxation under the federal income tax rules of the United States of America, the Vesting Date shall occur between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.

3.6	In the event that the acquisition or disposal of Shares by a Participant is not permitted by law or by any restrictions imposed pursuant to the provisions of any dealing restrictions imposed by the authorities in any relevant jurisdiction, the Vesting Date in respect of that Participant will be deferred until the ending of such restrictions unless the Company decides otherwise; provided, for Awards granted to Participants who are subject to taxation under the federal income tax rules of the United States of America, the Vesting Date will be deferred only to the extent permitted under Section 409A.

4	Individual Limits

4.1	The conditions in Rules 4.2 and 4.3 must both be satisfied

4.2	Subject to Rules 4.5 and 4.6, an Award must not be made to an Employee if it would at the proposed Award Date cause the aggregate of the market value of

Shares or the amount of cash over which Awards have been made in any financial year to exceed:

(i)	in the case of an Employee who is a director of the Company, 3 times his Annual Salary as at the Award Date; and

(ii)	in the case of any other Employee, 4 times his Annual Salary as at the Award Date.

4.3	Subject to Rules 4.5 and 4.6 in any financial year no Employee shall be made an Award which would at the proposed Award Date cause the aggregate of:

(i)	20% of the market value of the Shares over which an option is granted under the Option Plan; and

(ii)	33% of the market value of the Shares or amount of cash over which an Award is made under the Plan to exceed 130% of the Employee’s Annual Salary as at the Award Date.

4.4	For the purpose of Rule 4.3 the market value of a Share shall be calculated as follows:

(i)	in respect of options granted under the Option Plan, the market value shall be the option price of the relevant Shares on the date when each option was granted; and

(ii)	in respect of Awards under the Plan, the market value shall be the middle market quotation on the Business Day immediately preceding the Award Date.

4.5	The limits in this Rule 4 may be exceeded if the Directors determine that exceptional circumstances make it desirable that Awards should be granted in excess of those limits.

4.6	No account shall be taken of options under the Option Plan or Awards which have been released or have lapsed without being exercised.

5	Plan Limits

5.1	10 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

5.2	5 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan operated by the Company.

5.3	1.5 per cent. 1 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 1.5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 12 months under the Plan, the Annual Bonus Plan and the Option Plan.

5.4	Exclusions

Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned are ignored when calculating the limits in this Rule 5. Shares awarded as partnership shares under the SIPs are also ignored.

5.5	“Allocate” means granting an option or other right to acquire unissued Shares or to acquire Shares which are held by the Company in treasury, or if there is no such grant, the issue and allotment of Shares or the transfer of Shares from treasury, and except in the case of the limit in 5.3 includes grants in exchange for rights granted by InterContinental Hotels Group PLC (with registered number 4551528).

6	Ceasing to be an Employee prior to the Vesting Date

6.1

If a Participant dies before the Vesting Date, the Company will as soon as practicable determine the number of Vested Shares relating to his Awards, taking account of the proportion of the Performance Period that has elapsed, and the extent to which the Performance Condition has been satisfied. The Company will procure the transfer of the number of Vested Shares in a Conditional Award or pay cash to the Participant’s personal representatives as soon as practicable and in the case of Awards subject to Section 409A, upon the 60th day following the Participant’s date of death or otherwise as permitted under Section 409A. An Option may be exercised by the Participant’s personal representatives over the Vested Shares in the period of six months from the date of death, and will lapse if not exercised.

6.2	If a Participant’s office or employment with any Group Company terminates before the Vesting Date for any of the reasons specified in (i) to (vii) below, the number of Vested Shares relating to his Awards shall be the number determined under Rule 8 after the end of the Performance Period, reduced, to reflect the proportion of the Performance Period that had elapsed on the date of termination. The reasons are:

(i)	ill-health, injury, disability;

(ii)	redundancy;

(iii)	retirement in accordance with the terms of a Participant’s contract of employment;

(iv)	early retirement by agreement with the Participant’s employer;

(v)	the Participant’s employing company being transferred to a person which is not a Group Company;

(vi)	a transfer of the undertaking, or part of the undertaking, in which the Participant works to a person which is not a Group Company; or

(vii)	any other reason determined by the Company.

The Company will procure the transfer of the Vested Shares in a Conditional Award or pay cash to the Participant on the Vesting Date or, for a Participant who is subject to taxation under the federal income tax rules of the United States of America, between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends. An Option may be exercised by the Participant over the Vested Shares in the period of six months from the Vesting Date, and will lapse if not exercised.

6.3	If a Participant’s office or employment with any Group Company terminates before the Vesting Date for any reason not included in Rule 6.2, he shall cease to be a Participant in the Plan and shall not be eligible to receive any Shares or cash in respect of his Awards unless the Company decides otherwise within a reasonable time of the termination in which case the payment timing rules in Rule 6.2 shall apply. If the termination is by reason of gross misconduct, he shall not be eligible to receive any Shares or cash in respect of any Awards in any circumstances.

6.4	For the purposes of Rule 6, a Participant’s office or employment with a Group Company will not be treated as having terminated until the Participant ceases to be employed by any Group Company and, where the Participant is made redundant or leaves by mutual agreement, until his contractual notice period or severance period has expired (whether or not this has been paid in lieu).

6.5	In the event of a Reconstruction or Takeover before the Vesting Date, the Company will as soon as practicable determine the number of Vested Shares or cash in relation to all Awards, taking account of the proportion of the Performance Period that has elapsed, and the degree to which the Performance Condition has been satisfied. The Company will procure the immediate transfer to each Participant of the Vested Shares in a Conditional Award or payment of the cash so determined; provided, for a Participant who is subject to taxation under the federal income tax rules of the United States of America, the transfer of Shares or payment of cash with respect to an Award subject to Section 409A may be advanced only if the Reconstruction or Takeover constitutes a Change in Ownership under Section 409A in which case the transfer or payment, as applicable, shall be made upon the date of the Reconstruction or Takeover. For a Participant who is subject to taxation under the federal income tax rules of the United States of America, such a Reconstruction or Takeover that is a Change in Ownership under Section 409A shall always trigger an advancement in time of the transfer of Shares or payment of cash. An Option may be exercised by the Participant over the number of Vested Shares in the period of six months from the date of the Reconstruction or Takeover, and will lapse if it has not been exercised. However, in the case of a Reconstruction or Takeover involving the exchange of Shares for shares in another company, or in more than one other company, the Committee may determine that no Shares or cash should be transferred, and that instead the Participant’s right to the Shares comprised in an Award should be replaced by a right to the appropriate number of shares in that other company or companies; and for Participants who are subject to taxation under the federal income tax rules of the United States of America and are subject to Section 409A any such replacement of Shares with shares in that other company or companies, if made, shall be made in a manner consistent with the requirements of Section 409A.

6.6	The Committee has discretion to take such action as it may think appropriate if other events happen which may have an effect on Awards; provided, for a Participant who is subject to taxation under the federal income tax rules of the United States of America, no such action shall result in an advancement in time of the transfer of shares or payment of cash with respect to an Award subject to Section 409A, unless otherwise permitted under Section 409A.

7	Clawback

7.1	Notwithstanding any other Rule of the Plan, if circumstances occur which, in the reasonable opinion of the Committee, justify a reduction in one or more Awards granted to any one or more Participants, the Committee may in its discretion at any time prior to the Vesting Date determine (acting fairly and reasonably) that the cash amount payable under an Award or the number of Shares over which an Award is granted shall be reduced to such amount or number (including to nil) as the Committee considers appropriate in the circumstances.

7.2	The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under Rule 7.1, include the following:

7.2.1	the misconduct of a Participant which results in or is reasonably likely to result in

(i)	significant reputational damage to the Company, any Group Company or to a relevant business unit (as appropriate);

(ii)	a material adverse effect on the financial position of the Company, any Group Company or to a relevant business unit (as appropriate); or

(iii)	a material adverse effect on the business opportunities and prospects for sustained performance or profitability of the Company, any Group Company or relevant business unit (as appropriate);

7.2.2	a material misstatement or restatement in the Company’s or any Group Company’s audited financial accounts (other than as a result of a change in accounting practice).

7.3	If the Committee decides to exercise its discretion under this Rule 7, it shall confirm this in writing to each affected Participant. For the purposes of these Rules:

7.3.1	the Award shall be deemed to have been granted over the reduced cash amount or reduced number of Shares (as the case may be); and

7.3.2	any subsequent vesting of an Award shall be determined by reference to this reduced cash amount or reduced number of Shares,

save that if the cash amount or number of Shares is reduced to nil, the Award shall be treated as if it had never been granted and a Participant (including a Participant who has left employment before the Vesting Date other than by reason of death) shall have no rights to any cash amount or Shares.

7.4	Notwithstanding the foregoing, to the extent required to comply with applicable US law, stock exchange listing requirements, and/or any compensation recovery policy adopted by the Committee in the future (whether before or after the grant of any Awards), the Committee may unilaterally amend Rule 7 and such amendment shall be binding on all affected Participants and their outstanding and future Awards; provided, regardless of whether the Committee makes such a unilateral amendment, all Participants shall be bound by any compensation recovery policy adopted by the Company in the future (whether before or after the grant of any Awards).

8	Determination of Awards

8.1	As soon as reasonably practicable after the end of the Performance Period, there shall be calculated:

8.1.1	the extent to which the Performance Condition specified in the invitation has been satisfied; and

8.1.2	the number of Shares which Vest in respect of each Award, or the amount of cash to be awarded to each Participant.

8.2	In the case of an Option:

8.2.1	the Company will notify the Participant of the number of Vested Shares; and

8.2.2	the balance of the Option lapses forthwith.

9	Vesting of Conditional Awards

9.1	The Company shall transfer or procure the transfer of the Vested Shares or cash to each Participant on the Vesting Date, subject to Rule 11.4.

9.2	Each relevant Group Company will reimburse the Company for any costs incurred in connection with Conditional Awards to Participants who are employed by it.

9.3	The Company will notify each Participant of the number of Vested Shares transferred to him in respect of his Conditional Award and the amount of any tax and social security contributions withheld under Rule 11.4.

10	Exercise of Options

10.1	Except as otherwise provided in Rule 6, a Participant may exercise an Option to the extent that it has Vested at any time from the Vesting Date until the Lapse Date.

10.2	In order to exercise an Option, the Participant must deliver to the Company a notice of exercise in the prescribed form together with payment of the Option Price. The date on which these are received by the Company is the Option exercise date.

10.3	Subject to Rule 11.4, as soon as practicable following the Option exercise date, the Company will procure the transfer of the appropriate number of Shares to the participant.

10.4	The Lapse Date in relation to an Option is the earliest of the following dates:

10.4.1	the second anniversary of the Vesting Date;

10.4.2	subject to Rule 6, the date on which the Participant’s employment with any Group Company ends;

10.4.3	any date specified in Rule 6.

11	General

11.1	Any notice or other document given to any Employee or Participant pursuant to the Plan shall be delivered to him or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices or other documents sent by post shall be deemed to have been given 5 days following the date of posting.

11.2	The decision of the Committee in any question of interpretation of the Rules or any dispute relating to or connected with this Plan shall be final and conclusive.

11.3	The costs of introducing, operating and administering the Plan shall be borne by the Company and the relevant Group Companies.

11.4	The Company, any relevant Group Company and/or any relevant trustee may withhold any amounts or make such arrangements as are necessary to meet any liability to taxation and social security contributions in respect of the Shares or cash awarded under the Plan. The arrangements may include the sale of some or all of any Shares subject to an Award on behalf of the Participant, and the use of the proceeds to discharge the liability.

11.5	The Company shall have power from time to time to make or vary regulations for the administration and operation of the Plan provided that they are not inconsistent with these Rules.

11.6	The Company may decide to satisfy any Award by paying an equivalent amount in cash, if it considers in its discretion that this would be appropriate.

11.7	With respect to Awards granted to Participants who are subject to taxation under the federal income tax rules of the United States of America, it is intended for such Awards to be exempt from Section 409A and, to the extent such Awards are not so exempt, for such Awards to comply with the requirements of Section 409A; and the provisions of the Plan and any Award document shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award document is not warranted or guaranteed.

12	Terms of Employment

12.1	For the purposes of this Rule 12, “Employee” means any Participant, any Employee (within the meaning of Rule 1) or any other person.

12.2	This Rule 12 applies:

12.2.1	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

12.2.2	during an Employee’s employment or employment relationship; and

12.2.3	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

12.3	Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations of an Employee are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

12.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

12.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

12.6

Without prejudice to an Employee’s right to receive the Shares comprised in an Award subject to and in accordance with the express terms of the Rules and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule 12.

12.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

12.7.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

12.7.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

12.7.3	the operation, suspension, termination or amendment of the Plan.

12.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule 12. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to receive Shares subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

12.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

12.10	Each of the provisions of this Rule 12 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

13	Personal Data

13.1	By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

13.1.1	administering and maintaining Participant records;

13.1.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

13.1.3	providing information to future purchasers of the Company or the business in which the Participant works;

13.1.4	transferring information about the Participant to a country or territory outside the European Economic Area.

14	Changes to and termination of the Plan

14.1	Subject as provided in this Rule, the Committee may, in its discretion, amend the Rules or any part of the Plan as it considers appropriate. Variations may affect the terms of Awards which have already been made.

14.2	No amendment shall be made which would have the effect of abrogating or altering adversely in any material respect any of the subsisting rights of Participants in relation to Awards, except with the consent of the majority of the Participants affected by the proposed amendment. For a Participant who is subject to taxation under the federal income tax rules of the United States of America, no amendment of the Plan may result in the advancement in timing of the transfer of shares or payment of cash with respect to an Award subject to Section 409A except to the extent permitted by Section 409A.

14.3	The Committee may amend, vary or add to the provisions of the Plan as it considers necessary or desirable to take account of relevant overseas taxation, securities or exchange control laws, provided that the benefits granted to such Participants are not overall more favourable than the benefits granted to other Participants.

14.4	Except as provided in Rule 14.5, the prior approval of the Company in general meeting is required for any proposed change to the Rules to the advantage of present or future Participants which relates to:

14.4.1	the persons to or for whom Awards may be made;

14.4.2	the limitations on the number of Shares which may be allocated under the Plan;

14.4.3	the individual limits under Rule 4;

14.4.4	any rights attaching to Conditional Awards, Options, Awards or Shares;

14.4.5	the terms of this Rule 14.4.

14.5	The approval of the Company in general meeting is not required for any minor changes to the Rules which are:

14.5.1	to benefit the administration of the Plan;

14.5.2	to comply with or take account of the provisions of any proposed or existing legislation;

14.5.3	to take account of any changes to legislation; or

14.5.4	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Group Company or any present or future Participant.

14.6	No amendment shall take effect to the extent that it would cause the Plan to cease to be an “employees’ share scheme” as defined in section 743 of the Companies Act 1985.

14.7	The Committee shall have discretion to terminate the Plan at any time, without prejudice to subsisting Awards.

15	Governing Law

The Plan is governed by English law and if there is any conflict of laws, English law shall prevail. All Group Companies and Participants shall submit to the jurisdiction of the English Courts as regards any matter arising under the Plan.